UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 23, 2007
Date of Report (Date of earliest event reported)

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32507	88-0345961
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6564 Smoke Tree Lane
Scottsdale, AZ 85253

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (480) 948-6581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the current report on Form 8-K/A amends and supplements the Current Report on Form 8-K of EGPI Firecreek Inc., filed with the Securities and Exchange Commission on July 27, 2007.

ITEM 1.01 Entry into a Material Definitive Agreement

Background

As previously reported by EGPI Firecreek, Inc. in its Current Report on Form 8-K, dated July 27, 2007, On July 23, 2007, EGPI Firecreek, Inc. (“EGPI” or the “Company”) received notice from the Secretary of State of Texas that Hickman Investments, Ltd. (“Hickman”) filed a Plaintiff’s First Amended Original Petition against Firecreek Petroleum, Inc. (“FPI”), the Company’s wholly-owned subsidiary, in Tarrant County, Texas (Cause No. 06-048109-3) seeking judgment against FPI for breach of lease, foreclosure of Hickman’s liens on FPI’s property, attorney’s fees, cost of court, pre-judgment interest, and interest on the judgment from date until paid (the “Hickman Petition”).

Settlement

On July 9, 2008, the Company entered into a Settlement Agreement with Hickman, effective July 1, 2008, to resolve all disputes relating to the Lawsuit (the “Settlement”), which concludes the disputed litigation. Pursuant to the Settlement: (i) the Company shall pay Hickman fifteen thousand dollars; (ii) the Company shall transfer title and any and all interest in personal property left by them in the premises leased by the Company from Hickrnan; (iii) Upon execution of the Settlement Agreement, the counsel for the parties entered a Joint Motion for Dismissal with Prejudice and Agreed Order of Dismissal with Prejudice regarding all claims advanced in the Lawsuit; (iv) Each party agreed to be solely responsible for the payment of their respective attorney's fees, court costs, expert witness fees, court reporter's fees, and all other expenses incurred on said party's behalf as a result of or in connection with the Lawsuit and/or the Settlement Agreement;(v) the parties understand and agree that no payment made nor release given pursuant to the terms of the Settlement Agreement, shall be construed to be, an admission of liability and any and all such liability is expressly denied. Furthermore, Hickman and the Company executed and delivered to one another Mutual Releases

ITEM 8.01 Other Events

Please refer to Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 10, 2008

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander Chairman and Chief Financial Officer